Exhibit 10.1

CUBIST PHARMACEUTICALS, INC.
2014 SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION

Effective December 8, 2014

1.                                      Establishment of This Plan. Cubist Pharmaceuticals, Inc. (“Cubist” and together with its subsidiaries, the “Company”), hereby establishes the Cubist Pharmaceuticals, Inc. 2014 Severance Plan, (the “Plan”), as an unfunded severance pay plan, which is intended to be a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 and its regulations, as amended (“ERISA”).  This Plan is effective December 8, 2014 (the “Effective Date”).

2.                                      Purpose.  This Plan is for the purpose of assisting each Eligible Employee (as defined below) who is involuntarily terminated for reasons other than for “Cause,” as defined herein.  The compensation and benefits described in this Plan are intended to assist Eligible Employees in making a transition to new employment and are not intended to be a reward for prior service.

3.                                      Plan Administrator.  The general administration of this Plan and the responsibility for carrying out its provisions shall be vested in the administrator of the Plan (the “Plan Administrator”), which shall be the Senior Vice President of Human Resources of Cubist or his or her designee.  The Plan Administrator shall be the Plan’s “administrator” within the meaning of Section 3(16) of ERISA.

4.                                      Eligibility.  Eligibility to participate in this Plan is limited to any “Eligible Employee,” defined as an individual who:

a.                                      on or after the Effective Date, is a regular full-time or part-time employee of the Company or ;

b.                                      has not voluntarily terminated his or her employment with the Company;

c.                                       has been involuntarily terminated without Cause from his or her position with the Company;

d.                                      has not been offered “Comparable Employment” (as defined herein) with the Company or a successor employer following a Change in Control (as defined herein);

e.                                       has not been terminated in connection with the failure to return from or expiration of a leave of absence, including by reason of a disability;

f.                                        has not entered into an individual agreement with the Company providing for benefits upon involuntary termination;

g.                                       is not listed on Schedule A by employee identification number; and

h.                                      has signed and returned a separation agreement and general release and waiver of claims in a form acceptable to the Company (the “Release”), by the deadline specified in such form, without revocation.

Notwithstanding the foregoing, an individual who has entered into an individual agreement with the Company providing for benefits upon involuntary termination but who would otherwise qualify as an Eligible Employee shall be an Eligible Employee solely for purposes of receiving outplacement services described in Section 5(d) and on Schedule B, unless such individual agreement with the Company provides for an outplacement services benefit different from the outplacement services benefit for which the individual would be eligible under Schedule B.

For the purpose of this Plan, termination shall be considered for “Cause” if the Company terminates an employee’s employment as a result of (i) any act or omission by such employee which has a material adverse effect on the business of the Company, including without limitation the commission of any crime; (ii) material misconduct; (iii) refusal or substantial failure to perform material job responsibilities to the satisfaction of the Company; (iv) excessive unauthorized absenteeism; or (v) material breach of a written Company policy or a written agreement with the Company including confidentiality, non-solicitation or intellectual property protections.  In all cases, termination for Cause shall be determined in the sole discretion of the Plan Administrator.

For purposes of this Plan, “Comparable Employment” shall mean a position with (i) substantially similar responsibilities to the position held by the employee at the time of the Change in Control; (ii) a compensation level equal to at least 100% of employee’s total target cash compensation (base salary plus target incentive cash compensation at 100% performance) with the Company at the time of the Change in Control; (iii) no material change in the geographic location of employment at the time of the Change in Control, except with the employee’s consent; and (iv) similar number of total regular work hours as the position held by the employee at the time of the Change in Control.  For clarity, an individual who leaves employment by reason of being offered or assigned only employment that is not Comparable Employment shall not be excluded from eligibility under Section 4(b) or Section 4(d) above by reason of such offer or assignment and shall be regarded as having been involuntarily terminated under Section 4(c).

For the purpose of this Plan, only an Eligible Employee shall be deemed to be a “participant” as defined in Section 3(7) of ERISA.

5.                                      Severance Benefits.  Each Eligible Employee shall receive severance benefits (“Severance Benefits”) as described in this Section 5 based on his or her job title immediately prior to his or her termination date.  Severance Benefits shall be provided only after the Eligible Employee has executed and returned the Release, and after the revocation has period expired.

a.                                      Base Pay Component.  Each Eligible Employee shall receive a lump sum payment equal to the weekly base pay he or she would have received during the period of time set forth on Schedule A attached hereto.  Such period of time for each Eligible Employee shall be the Eligible Employee’s “Severance Period.”

(i)                                     For a salaried Eligible Employee, weekly base pay for purposes of this Section 5(a) shall be limited to the Eligible Employee’s base weekly salary determined as of the date of termination of employment, and shall not include any other compensation.  For clarity, in the event an employee leaves employment by reason of being offered or assigned only employment that is not Comparable Employment, base pay will be determined by reference to the position held before such offer or assignment.

(ii)                                  For an hourly Eligible Employee, weekly base pay for purposes of this Section 5(a) shall be limited to the Eligible Employee’s base hourly rate as of the date of employment termination multiplied by the number of hours actually worked each week on average during the twelve (12) weeks preceding termination, which number shall not exceed forty (40) hours, and shall not include any other compensation. If an Eligible Employee is on an approved leave of absence for any portion of the twelve (12) week period preceding termination of employment, the Plan Administrator may make appropriate adjustments to the method of calculation described above.

(iii)                               “Years of service” as referenced in Schedule A shall be calculated as of the Eligible Employee’s termination date and shall be the full complete years of service the Eligible Employee has worked continuously for the Company, provided, however that any period of time of at least six months that is not included in a full complete year described above shall be recognized as a completed year of service for purposes of this definition.

b.                                      Bonus Component.  Each Eligible Employee shall receive a pro rata portion of his or her target bonus for the year in which termination occurs.  Such portion shall be calculated by multiplying the Eligible Employee’s target bonus for the year in which termination occurs, as determined by the Plan Administrator in his or her sole discretion, by the quotient equal to (i) the number of days between January 1 and the earlier of the last day of the Severance Period and December 31, divided by (ii) 365 or 366 in the case of a leap year.  In the event that the a bonus plan does not have a pre-established target or the Company has not approved a bonus plan or a target bonus applicable to the Eligible Employee for the year in which termination occurs, the calculation will be made using, in the case of a bonus plan with no pre-established target, the Eligible Employee’s actual bonus for the year immediately preceding the year of termination and, in all other cases, the Eligible Employee’s target bonus for the year immediately preceding the year of termination.

This bonus component shall be added to the base pay component described in Section 5(a) and paid in one lump sum payment.

c.                                       Benefit Continuation.

(i)                                     U.S. Employees.  With respect to an Eligible Employee who is employed in the U.S., the Eligible Employee’s eligibility for employee benefits under the Federal Consolidated Omnibus Budget Reconciliation Act statute (“COBRA”) shall commence the first day of the month beginning immediately after the termination of employment date.  To the extent the Eligible Employee elects COBRA continuation coverage and pays a portion of the required premium corresponding to the employee contribution rate most recently in effect for similarly situated active employees, he or she will be eligible to continue to receive medical and dental insurance coverage during the Severance Period at the same level of coverage as on the date of the Eligible Employee’s termination of employment, to the extent available under the plans with respect to which the Eligible Employee’s COBRA election applies; provided, however, that no coverage shall be provided following the Eligible Employee’s death or the effective date of the Eligible Employee’s coverage by a group health plan of a subsequent employer. Each Eligible Employee shall be required to notify the Company immediately if the Eligible Employee becomes covered by a group health plan of a subsequent employer. No Eligible Employee shall be entitled to receive cash or other consideration in lieu of coverage.  At the end of the Severance Period, the Eligible Employee shall no longer have a right to receive contributions towards continued health plan coverage, which shall be continued only to the extent required by COBRA and only to the extent that Eligible Employee continues to timely pay the full COBRA amount required for continuation of health plan coverage.

(ii)                                  Non-U.S. Employees.  With respect to an Eligible Employee who is employed outside of the United States, such Eligible Employee will be eligible to continue to receive medical and dental insurance coverage during the Severance Period at the same level of coverage as on the date of the Eligible Employee’s termination of employment, to the extent available under the plans and consistent with applicable law.  Each Eligible Employee shall be required to notify the Company immediately if the Eligible Employee becomes covered by a group health plan of a subsequent employer.  No Eligible Employee shall be entitled to receive cash or other consideration in lieu of coverage.  At the end of the Severance Period, the Eligible Employee shall no longer have a right to receive contributions towards continued health plan coverage, which shall be continued only to the extent required by applicable law and only to the extent that Eligible Employee continues to timely pay the full amount required for continuation of health plan coverage.

d.                                      Outplacement Counseling Services.  Each Eligible Employee shall be entitled to outplacement counseling services at a frequency and cost as determined by the Plan Administrator in his or her sole discretion for a period of time as set forth on Schedule A.  An Eligible Employee may begin utilizing outplacement counseling services upon termination of employment, and in no event may begin utilizing such services more than four (4) weeks after the termination date.  If an Eligible Employee does not use all or any portion of the outplacement counseling services made available, the Eligible Employee shall not be entitled to receive cash or other consideration in lieu of such services.

e.                                       Form of Benefit.  All cash Severance Benefits shall be paid to an Eligible Employee not more than 60 days after the date on which the Eligible Employee separates from service.  To the extent the Plan provides a Severance Benefit that constitutes a deferral of compensation as determined in accordance with Section 409A of the Internal Revenue Code (the “Code”) and regulations thereunder (collectively, “Code Section 409A”), the Plan shall be interpreted and administered to comply with the requirements of Code Section 409A.  For purposes of Code Section 409A, references to termination of employment shall be interpreted consistent with the definition of “separation from service” in Code Section 409A, and each installment in a series of payments shall be treated as a separate “payment.”  Notwithstanding anything to the contrary in this Plan, if at the time of an Eligible Employee’s termination of employment, the Eligible Employee is a “specified employee,” as defined below, any and all amounts payable under this Plan on account of such separation from service that are covered in (i) below would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Eligible Employee’s death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Plan Administrator in his or her reasonable good faith discretion); (ii) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Code Section 409A.

In the event of an Eligible Employee’s death before he or she receives Severance Benefits to which he or she otherwise would be entitled under the Plan, payment of his or her cash Severance Benefits shall be in a lump sum paid to his or her estate.

f.                                        Repayment of Severance Benefits.  Any Eligible Employee who accepts Severance Benefits under the Plan shall reimburse the Company, as applicable, for the full amount of any Severance Benefits he or she received under the Plan if the Eligible Employee (i) acts contrary to the terms of the Release, as determined by the Plan Administrator, including disclosing any trade secrets of the Company or (ii) violates any other written covenants between the Eligible Employee and the Company that survive the termination of employment.  In addition, any Eligible Employee described in the preceding sentence shall forfeit any right to Severance Benefits under the Plan which have not yet been provided.

6.                                      Funding.  All payments under this Plan shall be funded solely from the Company’s general assets, and there shall be no trust to fund this Plan.

7.                                      Duration of Plan.  This Plan is effective as of the Effective Date.  The provisions of this Plan relating to the provision of benefits to Eligible Employees who are entitled under the Plan to receive Severance Benefits after the termination of the Plan shall survive until such Severance Benefits have been provided in full.

8.                                      Termination, Amendment and Assumption of Plan.

a.                                      This Plan may be amended, modified or terminated at any time, by action of Cubist; provided, in no event shall such amendment, modification or termination materially reduce or diminish an Eligible Employee’s right to receive any benefit accrued hereunder prior to the date of such amendment, modification or termination without the consent of the Eligible Employee.  Accrued for this purpose means the Eligible Employee has satisfied all conditions for receiving Severance Benefits.

b.                                      Notwithstanding Section 8(a) above, in the event of the consummation of a Change in Control, the Plan may not be adversely amended or terminated, in either case, for a period of 12 months following such Change in Control.

c.                                       In the event of a Change in Control, Cubist may require the purchaser/successor employer to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such Change in Control had taken place.  If the purchaser/successor employer adopts the Plan it shall execute a Company approved adoption form.

d.                                      For purposes of the Plan, “Change in Control” means the first to occur of any of the following events:

(i)                                     any acquisition of Cubist by a person not a Company affiliate, by means of merger or other form of corporate reorganization, in which the outstanding ownership interests of Cubist are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring person and in which the holders of Cubist’s ownership interests immediately before such acquisition hold less than 50 % of the ownership interests of the acquiring or surviving person (other than a mere reincorporation transaction),

(ii)                                  the closing of the transfer from existing Cubist stockholders, in one transaction or a series of related transactions, to a person or group (as used in Rule 13d of the Securities Exchange Act of 1934, as amended) of affiliated persons, of Cubist’s securities if, after such closing, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of Cubist, or

(iii)                               a sale of all or substantially all of the assets of Cubist to a Person not a Company affiliate.

9.                                      Plan Administration.  Severance Benefits under the Plan will be provided only if the Plan Administrator (or its delegate) decides in his or her discretion that the individual applying for benefits is entitled to them.  Any decision made by the Plan Administrator in good faith is final and binding on all persons.  The Plan Administrator has full discretionary authority to interpret the Plan and control and manage the operation and administration of the Plan in all its details, to decide all questions concerning the Plan and determine all matters relating to eligibility, coverage or benefits under the Plan.  Any determination by the Plan Administrator shall be final and binding, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously.

The Plan Administrator shall have such powers as are necessary to discharge his or her duties, including, but not limited to, interpretation and construction of this Plan, the determination of all questions of eligibility, participation and benefits, and all other related or incidental matters.  The Plan Administrator shall decide all such questions in accordance with the terms of the controlling legal documents and applicable law, and his or her decision will be binding on the Company or successor employer, as applicable, the Eligible Employee, the Eligible Employee’s spouse or other dependent or beneficiary and all other interested parties.

The Plan Administrator may make rulings; make regulations and prescribe procedures; gather needed information; prescribe documents for Eligible Employees to sign; exercise all of the power and authority contemplated by ERISA with respect to the Plan; employ or appoint persons to help or advise in any administrative functions; appoint service providers; recoup overpayments; and generally do anything needed to operate, manage and administer the Plan.

The Plan Administrator may require each Eligible Employee to submit, in such form as he or she shall deem reasonable and acceptable, proof of any information which the Plan Administrator finds necessary or desirable for the administration of this Plan.  The Plan Administrator may also require, as a condition to the receipt of any benefit hereunder, that the Eligible Employee release the Company or successor employer, as applicable, their directors, officers and employees, and the Plan Administrator from any and all claims, liabilities and causes of action arising with respect to this Plan, as legally permissible.

The Plan Administrator shall maintain such records as are necessary to carry out the provisions of this Plan and to comply with ERISA.  The Plan Administrator shall also make all disclosures and file all reports which are required by ERISA.

10.                               Claims Procedure.

a.                                      Claim for Benefits:  Routine applications relating to benefit payments and inquiries relating to the operation of the Plan are not claims to be resolved under the procedures set forth in this Section 10.  However, an individual who wishes to dispute a determination resulting from such routine processing may file a claim as described.

(i)                                     Any person claiming benefits under this Plan (“Claimant”) may be file a claim in writing, together with such other documents and information as the Claimant considers appropriate or as the Plan Administrator may require (a “Claim”).

(ii)                                  Within ninety (90) days following receipt of the Claim, the Plan Administrator’s authorized delegate reviewing the claim will furnish the Claimant with written notice of the decision rendered with respect to the Claim.

(iii)                               Should special circumstances require an extension of time for processing the claim, written notice of the extension will be furnished to the Claimant prior to the expiration of the initial ninety (90) day period.

(1)                                 The notice will indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered.

(2)                                 In no event will the period of the extension exceed ninety (90) days from the end of the initial ninety (90) day period.

b.                                      Content of Denial:  In the case of a denial of a Claim, the written notice will set forth:

(i)                                     The specific reasons for the denial;

(ii)                                  References to this Plan provisions upon which the denial is based;

(iii)                               A description of any additional information or material necessary for perfection of the Claim (together with an explanation of why the material or information is necessary); and

(iv)                              An explanation of this Plan’s claim review procedure, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

c.                                       Appeals:

(i)                                     In order to appeal the decision rendered with respect to his or her Claim or with respect to the amount of his or her benefit, the Claimant must follow the procedures set forth in this Section 10.

(ii)                                  The appeal must be made, in writing, within 90 days or within 180 days if an extension was requested.

(iii)                               Upon appeal, the Claim must be given full and fair review by the Plan Administrator.  The Claimant may review all pertinent documents and submit issues and comments in writing in connection with the appeal.

(iv)                              The decision of the Plan Administrator will be made promptly, and not later than sixty (60) days after the Plan Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing.  In such a case, a decision will be rendered as soon as possible, but not later than one hundred and twenty (120) days after receipt of the request for review.

(v)                                 The decision on review will be in writing and will include specific reasons for the decision, written in a manner designed to be understood by the

Claimant, with specific references to the pertinent Plan provisions upon which the decision is based, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

Severance Benefits will be provided under the Plan only if the Plan Administrator determines in his or her discretion that the Claimant is entitled to them. No action at law or in equity shall be brought to recover under this Plan until the mandatory appeal procedures herein provided have been exhausted and the Severance Benefits requested in such appeal have been denied in whole or in part.  No lawsuit shall be brought against the Plan, the Company, or the Plan Administrator after 90 days from receipt of the final decision on a claim appeal.

11.                               Tax and Other Withholdings; Code Section 280G.

a.                                      The Company or successor employer may withhold from any payment under this Plan any non-U.S., federal, state, provincial, or local income or employment taxes required by law to be withheld with respect to such payment and such sum as the Company (or successor employer) may reasonably estimate is necessary to cover any taxes for which the Company (or successor employer) may be liable and which may be assessed with regard to such payment.

b.                                      Notwithstanding any provision of this Plan to the contrary:

(i)                                     If at any time is determined that payment of the Severance Benefits, together with any other payments and benefits payable to an Eligible Employee or for an Eligible Employee’s benefit (together with the Severance Benefits, the “Total Benefits”), would subject an Eligible Employee to an excise tax under Section 4999 of the Code and the regulations thereunder (“Code Section 4999”), and that a reduction in the amount of the unpaid Severance Benefits would result in the amount of the Total Benefits, net of all federal, state and local income taxes on the Total Benefits and any taxes on the Total Benefits under Code Section 4999 (such amount, the “Net After-Tax Receipts”), being equal to or greater than the Net After-Tax Receipt that would result from payment of the unpaid Severance Benefits without reduction, then the aggregate amount of any unpaid Severance Benefits shall be reduced to the smallest amount that results in the Net After-Tax Receipts being equal to or greater than the Net After-Tax Receipt that would result if the unpaid Severance Benefits were reduced to any other amount.

(ii)                                  In the event that an Eligible Employee receives payments or benefits that should not have been paid under this Section 11, the Eligible Employee must repay or reimburse the Company promptly upon receiving notice that an overpayment has been made.

(iii)                               Nothing in this Section 11 shall cause the Company to be responsible for, or to have any liability or obligation with respect to, any excise tax liability under Code Section 4999.

12.                               Agent for Service of Legal Process.  Legal process with respect to claims under this Plan may be served on the Plan Administrator.

13.                               Expenses.  All costs and expenses incurred in administering this Plan, including the expenses of the Plan Administrator, shall be borne by the Company or successor employer, as applicable.

14.                               Plan Not an Employment Contract.  This Plan is not a contract between the Company or any successor employer and any employee, nor is it a condition of employment of any employee.  Nothing contained in this Plan gives, or is intended to give, any employee the right to be retained in the service of the Company or any successor employer, or to interfere with the right of the Company or any successor employer to discharge or terminate the employment of any employee at any time and for any reason.  No employee, spouse or beneficiary shall have any right or claim to benefits beyond those expressly provided in this Plan.  All rights and claims are limited as set forth in this Plan.

15.                               Indemnification.  To the extent permitted by law, the Plan Administrator and all employees of the Company or any successor employer working under the supervision or direction of the Plan Administrator shall be indemnified by the Company or successor employer, as applicable, and saved harmless against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of this Plan except to the extent that such claims arise from gross negligence, willful neglect or willful misconduct of the Plan Administrator or others covered by this indemnification.  However, the Company and any successor employer will have the right to select counsel and to control the prosecution or defense of the suit.  Also, the Company and any successor employer will not be required to indemnify any person for any amount incurred through any settlement unless the Company or successor employer, as applicable, consents to the settlement.

16.                               Separability.  In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

17.                               Non-Assignability by Eligible Employee.  No right or interest of any Eligible Employee in this Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy involving such Eligible Employee.

18.                               Integration with Other Pay or Benefits Requirements.  Severance Benefits provided for in this Plan are the maximum benefits that the Company will provide, except (a) to the extent required by applicable law or, (b) if applicable, under the terms of the Optimer US Amended and Restated Severance Benefit Plan.  To the extent any agreement between an Eligible Employee and the Company requires the Company to provide benefits of any kind to such Eligible Employee because of such Eligible Employee’s involuntary termination, the Severance Benefits provided under this Plan shall be reduced as determined by the Plan

Administrator to the extent of any such other benefits.  To the extent that any non-U.S., federal, state, provincial, or local law, including, without limitation, so-called “plant closing” laws, or the Worker Adjustment and Retraining Notification act (“WARN Act”), requires the Company to provide benefits of any kind to an Eligible Employee because of that Eligible Employee’s involuntary termination or similar event, the Severance Benefits provided under this Plan shall be reduced as determined by the Plan Administrator to the extent of any such other benefits.  The Company intends for the Severance Benefits provided under this Plan to satisfy any and all statutory obligations which may arise out of an employee’s involuntary termination for the foregoing reasons (including for the avoidance of doubt notice or pay-in-lieu of notice), and the Plan Administrator shall so construe and implement the terms of this Plan.

19.                               Governing Law.  This Plan and the rights of all persons under this Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of the Commonwealth of Massachusetts to the extent not preempted by federal law.

20.                               Gender and Number.  Except where otherwise indicated by the context, any masculine gender used herein shall also include the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural, and vice versa.

21.                               Acceptance, Cooperation.  If Severance Benefits are accepted under this Plan, the Eligible Employee shall be considered to have accepted the Plan’s terms, and the Eligible Employee agrees to perform any act and to execute any documents which may be necessary or desirable to carry out the terms of this Plan.

22.                               Facility of Payment.  When an Eligible Employee is under a legal disability or, in the opinion of the Plan Administrator is in any way incapacitated so as to be unable to manage his or her financial affairs, the Plan Administrator may make payments of cash Severance Benefits to the Eligible Employee’s legal representative.  If there is no legal representative, the Plan may make cash Severance Benefit payments to a relative or close friend of the Eligible Employee for the Eligible Employee’s benefit.  Any payment made in accordance with this provision will be a full and complete discharge of any liability for such payment under the Plan.

23.                               Statement of ERISA Rights.  As an Eligible Employee in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA).  ERISA provides that all plan participants shall be entitled to:

a.                                      Receive Information About Your Plan and Benefit.

(i)                                     Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the plan, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U. S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(ii)                                  Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies.

(iii)                               Receive a summary of the plan’s annual financial report.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

b.                                      Prudent Actions by Plan Fiduciaries.  In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.  No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

c.                                       Enforce Your Rights.  If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state of Federal court.  If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U. S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

d.                                      Assistance with Your Questions.  If you have any questions about your plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents form the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration.  U. S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D. C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 800.998.7542.

IN WITNESS WHEREOF, Cubist Pharmaceuticals, Inc. has caused this instrument to be executed in its name and on its behalf by its officer thereunto duly authorized, on this 7th day of December, 2014.

By:	CUBIST PHARMACEUTICALS, INC.

/s/ Thomas J. DesRosier

	Name:	Thomas J. DesRosier

	Title:	Executive Vice President, Chief Legal and Administrative Officer

MISCELLANEOUS INFORMATION

1.                                      PLAN NAME:

Cubist Pharmaceuticals, Inc. 2014 Severance Plan

2.                                      EMPLOYER (PLAN SPONSOR):

Cubist Pharmaceuticals, Inc.

ADDRESS:                                                          65 Hayden Avenue

Lexington, Massachusetts 02421

TELEPHONE:                                         (781) 860-8660

3.                                      EMPLOYER IDENTIFICATION NUMBER:  22-3192085

4.                                      PLAN NUMBER:  503

5.                                      PLAN YEAR:  calendar year, January 1 — December 31

6.                                      PLAN ADMINISTRATOR AND AGENT FOR SERVICE OF LEGAL PROCESS:

Senior Vice President of Human Resources

Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, Massachusetts 02421

(781) 860-8660

7.                                      TYPE OF PLAN:

The Plan is an employee welfare benefit plan under ERISA offering severance benefits.

SCHEDULE A

SCHEDULE B

Level of Employment	Severance Period	Outplacement Period
U.S. VP and above and Non-U.S. EVP and SVP	As provided in individual agreements	12 months
Non-U.S. VP	52 weeks	12 months
Sr. Director	22 weeks plus two weeks for every year of service to a maximum of 52 weeks	12 months
Director/Associate Director/Principal Scientist	19 weeks plus two weeks for every year of service to a maximum of 52 weeks	6 months
Sr. Manager/Sr. Scientist	16 weeks plus two weeks for every year of service to a maximum of 52 weeks	6 months
Manager/Scientist	14 weeks plus two weeks for every year of service to a maximum of 52 weeks	6 months
Below Manager	12 weeks plus two weeks for every year of service to a maximum of 52 weeks	6 months